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                                                                    EXHIBIT 10.4

                        COUNTRYWIDE FINANCIAL CORPORATION
                      2003 NON-EMPLOYEE DIRECTORS' FEE PLAN

                  (As amended and restated September 27, 2005)

                                    SECTION 1
                                     PURPOSE

      The Countrywide Financial Corporation 2003 Non-Employee Directors' Fee Plan (the "Plan") has been established by Countrywide Financial Corporation (the "Company"), effective as of January 1, 2004 (the "Effective Date") to attract and retain as members of its Board of Directors persons who are not employees of the Company or any of its subsidiaries but whose business experience and judgment are a valuable asset to the Company and its subsidiaries. The Plan provides for the payment to Directors of fees in the form of some or all of the following: Annual Retainer Fee, Chairman Retainer Fee, Meeting Fees, and Restricted Stock Awards (generally, the "Director Fees").

                                    SECTION 2
                                DIRECTORS COVERED

      As used in the Plan, the term "Director" means any person who is elected to the Board of Directors of the Company as of the Effective Date or at any time thereafter, and is not an employee of the Company or any of its subsidiaries.

                                    SECTION 3
                            FEES PAYABLE TO DIRECTORS

      3.1 Annual Retainer Fee. Each Director shall be entitled to an annual retainer fee (the "Retainer Fee") to be paid quarterly, on the last business day of the quarter for which the Director served in the capacity as a Director (excluding, on a pro rata basis, the month in which he or she is first elected a Director and any whole months in which he or she did not serve in such capacity). The amount of the Annual Retainer Fee shall be as determined in the sole discretion of the Board of Directors of the Company (the "Board"), with such amount initially set at Seventy Thousand ($70,000.00) per year until such time as the Board adjusts such amount.

      3.2 Chairman Retainer Fee. A Director who serves as Chairman of the Board or any committee created by the Board shall be entitled to an additional annual retainer fee (the "Chairman Retainer Fee") to be paid quarterly, on the last business day of the quarter for which the Director served in the capacity as a chairman (excluding, on a pro rata basis, the month in which he or she is first selected to be the chairman and any whole months in which he or she did not serve in such capacity). The amount of the Chairman Retainer Fee shall be as determined in the sole discretion of the Board, with such amount initially set at Seven Thousand Five Hundred ($7,500.00) per year until such time as the Board adjusts such amount.

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      3.3 Lead Director Retainer Fee. A Director who serves as Lead Director for the Non-employee Members of the Board shall be entitled to an additional annual retainer fee (the "Lead Director Retainer Fee") to be paid quarterly, on the last business day of the quarter for which the Director served in the capacity as the Lead Director (excluding, on a pro rata basis, the month in which he or she is first selected to be the Lead Director and any whole months in which he or she did not serve in such capacity). The amount of the Lead Director Retainer Fee shall be as determined in the sole discretion of the Board, with such an amount initially set at Twenty-Five Thousand Dollars ($25,000.00) per year until such time as the Board adjusts such amount. The Lead Director Retainer Fee may be paid in the form of Restricted Stock in accordance with the rules and principles of Section 4 and Section 9 hereof.

      3.4 Meeting Fees. A Director who attends a meeting of the full Board shall be entitled to an additional fee (the "Meeting Fee") to be paid on the last business day of the quarter in which the meeting was held. The amount of the Meeting Fee shall be as determined in the sole discretion of the Board, with such amount initially set at One Thousand Five Hundred Dollars ($1,500.00) for each Board attended in person and Seven Hundred and Fifty Dollars ($750.00) for each meeting attended other than in person, in a manner acceptable to the Board, until such time as the Board adjusts such amounts.

                                    SECTION 4
                                Restricted Stock.

      4.1 Annual Restricted Stock Award. Annually, on the first business day of April, each Director (other than a Director Emeritus - as may be defined by the Committee from time to time), shall be granted shares of Company's Common Stock, par value $0.05 per share (the "Stock"), subject to certain restrictions set forth below (the "Restricted Stock"). The number of shares covered by the Restricted Stock Award shall be equal to that number of shares whose aggregate value (based on the Fair Market Value of a share of Stock on the date of grant) equals Two Hundred Twenty Thousand Dollars ($220,000.000), until such time as the Board adjusts such amounts, rounded down to the next whole share. The term "Fair Market Value" shall be as defined in the 2000 Plan (as defined in Section
6.6 below).

      4.2 Issuance of Certificates. Subject to the deferral provisions of
Section 9, as soon as practicable following the date of grant of a Restricted Stock Award, the Company shall issue certificates (the "Certificates") to the Director receiving the Restricted Stock Award, representing the number of shares of Stock covered by the Award. Each Certificate shall bear a legend describing the restrictions on such shares imposed by this Section 4 and may be retained by the Company during the Restricted Period.

      4.3 Rights. Upon issuance of the Certificates, the Directors in whose names they are registered shall, subject to the restrictions of this Section 4, have all of the rights of a shareholder with respect to the shares represented by the Certificate, including the right to vote such shares and to receive cash dividends and other distributions thereon.

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      4.4 Restricted Period. The shares covered by Awards granted under this
Section 4 may not be sold or otherwise disposed of within six (6) months following their grant date (unless such sale would not affect the exemption under Rule 16b-3 of the Securities and Exchange Commission) and in addition shall be subject to the restrictions of this paragraph 4 during the "Restricted Period." The Restricted Period shall be the period commencing as of the date of grant and shall lapse with respect to all of the Restricted Stock as of the business day immediately preceding the anniversary date of the grant. Notwithstanding the foregoing, the Restricted Period shall lapse and the Director shall become fully vested in the Restricted Stock upon the earliest of the following to occur:

      (i) The date of the Director's death or disability (as defined by the Board);

      (ii)  The date of a Corporate Change (as defined in Section 9 of the 2000
            Plan); or

      (iii) The date on which the Director becomes a Director Emeritus.

      4.5 Restrictions. All shares covered by Awards granted under this Section 4 shall be subject to the following restrictions during the Restricted Period:

      (i) Except as may otherwise be provided by the Board, the shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

      (ii) Any additional common shares of the Company or other securities or property issued with respect to shares covered by Awards granted under this Section 4 as a result of any stock dividend, stock split or reorganization, shall be subject to the restrictions and other provisions of this Section 4.

      (iii) A Director shall not be entitled to receive any shares prior to completion of all actions deemed appropriate by the Company to comply with federal or state securities laws and stock exchange requirements.

      4.6 Forfeiture. Except as otherwise provided in Section 4.4(i), (ii) and
(iii), in the event that the Director's Date of Termination occurs prior to the business day immediately preceding the first anniversary of the date of grant, the Director shall forfeit any and all rights and interests with respect to such unvested Restricted Stock (or Restricted Stock Units, if a Deferral Election is applicable) and the Company shall have the right to cancel any such Certificates evidencing such Restricted Stock.

      4.7 Date of Termination. A Director's "Date of Termination" shall be the date on which the Director is no longer providing services to the Company as a Director.

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                                    SECTION 5
                                CHANGE IN CONTROL

      In the event of a Corporate Change, the Restricted Period with respect to all unvested Restricted Stock (or corresponding Restricted Stock Units) shall immediately lapse and the Director shall become fully vested in such shares of Stock (or Stock Units, as the case may be).

                                    SECTION 6
                          OPERATION AND ADMINISTRATION

      6.1   Administration.

      (i) The Plan and all benefits pursuant thereto shall be administered by the full Board.

      (ii) The Board shall have the authority and discretion to interpret and administer the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to determine the terms and provisions of any Award Agreement made pursuant to the Plan. All questions of interpretation with respect to the Plan, the benefits established herein, the number of shares of Stock, or other security, or rights granted and the terms of any agreements evidencing any of the Director Fees (the "Award Agreements"), including the timing, pricing, and amounts of Awards, shall be determined by the Board, and its determination shall be final and conclusive upon all parties in interest. In the event of any conflict between an Award Agreement and this Plan, the terms of this Plan shall govern.

      (iii) Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Board may delegate to the officers or employees of the Company and its Subsidiaries the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Board may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or benefits and Awards thereunder, including, but not limited to, decisions regarding the timing, eligibility, pricing, amount or other material terms of such benefits or Awards. Any such delegation may be revoked by the Board at any time.

      (iv) To the extent that the Board determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the benefit provided herein in jurisdictions outside the United States, if applicable, the Board will have the authority and discretion to modify those restrictions as the Board determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

      6.2   Limits of Liability.

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      (i)   Any liability of the Company to any Director with respect to an
            Award shall be based solely upon contractual obligations created by the Plan and the applicable Award Agreement.

      (ii) Neither the Company, nor any member of the Board, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan except as may be expressly provided by statute.

      6.3 Rights of Directors. Nothing contained in this Plan or in any Award Agreement (or in any other documents related to this Plan or to any Award or Award Agreement) shall confer upon any Director any right to continue in the service of the Company or a Subsidiary, constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person's compensation or other benefits or to terminate the service of such person with or without cause or confer any right on the part of such person to be nominated for reelection to the Board, to be reelected to the Board or to be appointed to any committee of the Board.

      6.4 Form and Time of Elections. Any election required or permitted under the Plan shall be in writing, and shall be deemed to be filed when timely delivered to the Company. Any election to defer Director Fees, as provided in
Section 9, shall be irrevocable after the commencement of the year for which it is filed, and such election shall remain in effect with respect to any subsequent years unless a new election with respect to such subsequent years is filed in accordance with rules established by the Board, in which case such new election shall be applicable with respect to such subsequent years.

      6.5 Action by Company. Any action required or permitted to be taken by the Company shall be by resolution of the Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board or (except to the extent prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules) by a duly authorized officer of the Company.

      6.6 2000 Equity Incentive Plan. Any shares of Stock awarded to, or subject to Awards granted to Directors under this Plan as Director Fees shall be issued pursuant to the 2000 Equity Incentive Plan of Countrywide Financial Corporation (the "2000 Plan") or any successor plan, subject to all of the terms and conditions herein. Except in the event of conflict, all provisions of the 2000 Plan shall apply to this Plan. In the event of any conflict between the provisions of the 2000 Plan and this Plan, this Plan shall control, provided that the Director Fees granted herein may not exceed the share limitations set forth in the 2000 Plan.

                                    SECTION 7
                                  MISCELLANEOUS

      7.1 Beneficiaries. Each Director or former Director entitled to payment of Director Fees hereunder, from time to time may name any person or persons (who may be named contingently or successively) to whom any Director Fees earned by him and payable to him are

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to be paid in case of his death before he or she receives any or all of such
Director Fees. Each designation will revoke all prior designations by the same Director or former Director, shall be in form prescribed by the Company, and will be effective only when filed by the Director or former Director in writing with the Secretary of the Company during his lifetime. If a deceased Director or former Director shall have failed to name a beneficiary in the manner provided above, or if the beneficiary named by a deceased Director or former Director dies before him or before payment of all the Director's or former Director's Director Fees, the Company, in its discretion, may direct payment in a single sum of any remaining Director Fees to either:

      (i) any one or more or all of the next of kin (including the surviving spouse) of the Director or former Director, and in such proportions as the Company determines; or

      (ii) the legal representative or representatives of the estate of the last to die of the Director or former Director and his last surviving beneficiary.

The person or persons to whom any deceased Director's or former Director's Director Fees are payable under this paragraph will be referred to as his "beneficiary."

      7.2 Alienation of Rights. Payment of Director Fees will be made only to the person entitled thereto in accordance with the terms of the Plan, and Director Fees are not in any way subject to the debts or other obligations of persons entitled thereto, and may not be voluntarily or involuntarily sold, transferred or assigned. When a person entitled to a payment under the Plan, in the Company's opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Company may direct that payment be made to such person's legal representative, or to a relative or friend of such person for his benefit. Any payment made in accordance with the preceding sentence shall be in complete discharge of the Company's obligation to make such payment under the Plan.

      7.3 Unfunded Plan. The Plan shall be unfunded. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by benefits or Awards made pursuant to the Plan. Neither the Company nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan. Neither the Director nor any other person shall, by reason of participation in the Plan, the deferral of shares of Stock or the deferral of a cash payment, acquire any right in or title to any assets, funds or property of the Company whatsoever prior to the date such shares of Stock or cash are distributed. A Director shall have only a contractual right to the shares of Stock and cash, if any, distributable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of the Company shall be sufficient to provide any benefits to any person. The Company may, but shall not be obligated to, establish a trust to hold assets for the purpose of satisfying obligations under this Plan.

      7.4 Adjustment Provisions. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), in addition to any adjustments made pursuant to Section 8 of the 2000

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Plan, the Board may make equitable adjustments to the Director Fees (including
Deferred Fees) to preserve the benefits or potential benefits of participation in the Plan.

      7.5 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

                                    SECTION 8
                          AMENDMENT AND DISCONTINUANCE

      The Board may, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Director (or, if the Director is not then living, the affected beneficiary), adversely affect the rights of any Director or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided, that adjustments pursuant to paragraph 7.4 shall not be subject to the foregoing limitations of this Section 8. Any amendment or discontinuance of the Plan shall be prospective in operation only, and shall not affect the payment of any Director Fees theretofore earned by any Director, or the conditions under which any such fees are to be paid or forfeited under the Plan, unless the Director affected shall expressly consent thereto.

                                    SECTION 9
                               ELECTIVE DEFERRALS

      9.1   DEFERRAL ELECTION

      (i) General. A Director who is otherwise entitled to receive Director Fees in the form of shares of Stock or a cash payment under the terms of the Plan may elect to defer delivery of all or a portion of such fees, subject to the following terms of this Section 9 (once deferred, the "Deferred Fees").

      (ii) Deferral Election. An election to defer the Director Fees into a Cash Account and Stock Unit Account shall be filed prior to the first day of the calendar year in which the cash would otherwise have been delivered to the Director. The election to defer the Director Fees shall be made on an election form as provided by the Board (the "Deferral Election"). The Deferral Election form shall provide for the types and amounts of the Director Fees to be deferred and shall provide for the timing and method of distribution at the end of the applicable deferral period.

      (iii) Conversion of Cash or Stock to Stock Units. Deferred Fees credited to a Stock Unit Account, as defined below, under this Section 9 shall be converted to Stock Units by dividing the cash-based Director Fees so credited by the Fair Market Value of the Stock as of the date such Director Fees would otherwise have been paid or granted had the Director not made a Deferral Election. The Stock Unit Account will be credited with Stock Units equal to the number of shares of Restricted Stock as to which the Director has elected deferred receipt, with such

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            Stock Units to be credited as of the date on which the shares of
            Stock would otherwise have been delivered to him in the absence of the deferral. To the extent that Stock Units are credited to the Director's Stock Unit Account with respect to the deferral of a Restricted Stock Award, such Stock Units shall have the same restrictions and vesting provisions as were applicable to the Restricted Stock Award.

      9.2   ACCOUNTS

      (i) Stock Unit Accounts. A "Stock Unit Account" shall be maintained on behalf of each Director who elects to defer all or a portion of his Director Fees under this Section 9, for the period during which delivery of such fees is deferred. A separate Stock Unit Account shall be established for each calendar year in which the Director elects to have all or a portion of the Director Fees deferred. A Director's Stock Unit Account(s) shall be subject to the following adjustments:

            (a) The Stock Unit Account will be credited with Stock Units, with such Stock Units to be credited as of the date on which the Director Fees would otherwise have been delivered to him in the absence of the deferral.

            (b) As of each dividend payment date for the Stock following the date any Stock Units are credited to the Director's Stock Unit Account, and prior to the date of distribution with respect to those Stock Units, the Director's Stock Unit Account shall be credited with additional Stock Units (including fractional Stock Units) equal to (i) the amount of the dividend that would be payable with respect to the number of shares of Stock equal to the number of Stock Units credited to the Director's Stock Unit Account on the dividend record date, divided by
                  (ii) the Fair Market Value of a share of Stock on the date of payment of the dividend.

            (c) As of the date of any distribution with respect to a Director's Stock Unit Account under Section 9.3, the Stock Units credited to a Director's Stock Unit Account shall be reduced by the amounts distributed to the Director.

      (ii) Cash Account. A Cash Account shall be maintained on behalf of each Director who elects to defer the distribution of cash-based Director Fees provided herein, for the period during which delivery of cash is deferred. A Director's Cash Account shall be credited with a notional rate of return based upon investment(s) selected by the Board in its sole discretion, and reflected on the Deferral Election Form. As of the date of any distribution with respect to a Director's Cash Account under Section 9.3, the balance credited to a Director's Cash Account shall be reduced by the amount of the distribution to the Director.

      (iii) Statement of Accounts. As soon as practicable after the end of each Year, the Company shall provide each Director having a Stock Unit Account or Cash Account under the Plan with a statement of the transactions in such Accounts during that year and the Account balances as of the end of the year.

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      9.3   DISTRIBUTIONS

      (i) General. Subject to the terms of this Section 9.3, a Director shall specify, as part of his Deferral Election with respect to Deferred Fees, the time and manner of the distribution of the amounts deferred pursuant to such election; provided that the distribution date for the Director's Stock Unit Account and Cash Account may differ. In the event that no election is made with respect to the timing or method of distribution as of the date of the Director's termination, the Director's entire Stock Unit Account and Cash Account shall be distributed in a single lump sum as of the first anniversary the Director's date of termination.

      (ii) At the time of distribution of the Stock Unit Account, shares in accordance with the Director's Deferral Election, the Director shall receive a distribution of shares of Stock equal to the number of Stock Units in his Stock Unit Account subject to distribution. If the scheduled distribution date would otherwise occur after a dividend record date but before the payment of the dividend, distribution may, in the Board's discretion, be deferred (not more than 30 days) until the dividend is paid.

      (iii) At the time of distribution of the Cash Account in accordance with the Director's Deferral Election, the Director shall receive a cash payment equal to the amount in his Cash Account then subject to distribution.

      (iv)  In determining a Director's right to distributions under this
            Section 9.3, the vesting provisions of section 4 or 5 of the Plan shall apply to the Stock Units credited to the Director's Stock Unit Account as though each unit represented one share of Stock, and with all units attributable to payment of dividends being fully vested as of the date they are credited to the Director's Stock Unit Account.

      (v) Termination of Deferral by Company. The Board shall retain the right to terminate, at any time, for any reason, or no reason, the deferral provisions under this Section 9 (which may, but need not, be in conjunction with a termination of the Plan), and shall immediately distribute all, but not less than all, of the Stock Unit Accounts and Cash Accounts as of the date of such termination. In the event that the Board terminates the Plan pursuant to the foregoing, the Restricted Period with respect to all unvested Restricted Stock Units shall immediately lapse and the Director shall become fully vested in such Stock Units.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

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      IN WITNESS WHEREOF, the Company has caused this Director Fee Plan to be executed by its duly authorized officer this 29th day of September, 2005

                                          Countrywide Financial Corporation

                                          By:    /s/ Leora Goren
                                              ------------------------------
                                                 Leora Goren
                                                 Senior Managing Director, Chief
                                                 Human Resources Officer

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